Exhibit 99.1

801 E. 86th Avenue
Merrillville, IN 46410
FOR IMMEDIATE RELEASE

May 15, 2012

FOR ADDITIONAL INFORMATION

Media	Investors
Mike Banas	Randy Hulen
Communications Manager	Managing Director, Investor Relations
(219) 647-5581	(219) 647-5688
mbanas@nisource.com	rghulen@nisource.com

NiSource Announces 4.3 Percent Dividend Increase

MERRILLVILLE, Ind. — The Board of Directors of NiSource Inc. (NYSE: NI) today approved a 4.3 percent increase in the company’s dividend, resulting in an increase of the annualized dividend from $0.92 to $0.96 per share on NiSource common stock.

In accordance with the dividend increase, the NiSource Board declared a quarterly common dividend payment of 24 cents per share, payable Aug. 20, 2012, to stockholders of record at the close of business July 31, 2012.

“NiSource’s dividend action today is a testament to the significant progress we have made in executing on our investment-driven growth strategy,” NiSource President & CEO Robert C. Skaggs Jr. said. “By delivering on our robust combination of infrastructure-focused growth, modernization and regulatory initiatives, we are in a position to provide increased value for our shareholders while meeting the needs of our customers and stakeholders.”

Skaggs noted that the NiSource Board has developed a general policy targeting a dividend payout in the range of 60 to 70 percent of net operating earnings per share (non-GAAP).

“With the full support of our Board of Directors, we believe NiSource has a compelling plan and the resources and capabilities to deliver on our core financial commitments, including stable investment grade credit ratings, annual earnings growth of at least 5 percent, and an attractive, secure and growing dividend” Skaggs said.

About NiSource

NiSource Inc., based in Merrillville, Ind., is a Fortune 500 company engaged in natural gas transmission, storage and distribution, as well as electric generation, transmission and distribution. NiSource operating companies deliver energy to 3.8 million customers located within the high-demand energy corridor stretching from the Gulf Coast through the Midwest to New England. Information about NiSource and its subsidiaries is available via the Internet at www.nisource.com. NI-F

Forward Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, plans, belief or current expectations of NiSource and its management. Although NiSource believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Readers are cautioned that the forward-looking statements in this release are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the matters set forth in the “Risk Factors” Section and the Note regarding forward-looking statements in NiSource’s 2011 Form 10-K and subsequent filings on Form 10-Q, many of which are risks beyond the control of NiSource. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this release.

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